EXHIBIT 23.1

Consent of  Independent Registered Public Accounting Firm

The Board of Directors

Gofba, Inc.:

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated May 25, 2018 relating to the consolidated financial statements of Gofba, Inc. as of and for the years ended December 31, 2017 and 2016, appearing in the Prospectus, which is part of this Registration Statement. Our report included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Haskell & White LLP HASKELL & WHITE LLP

Irvine, California

November 7, 2018